CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the following with respect to Pre-effective Amendment No. 1 to the Registration Statement (File No. 333-38324) on Form S-6 under the Securities Act of 1933 of Variable Account B of American International Life Assurance Company of New York.

      1. The inclusion of our report dated February 3, 2000 relating to our audit of the financial statements of American International Life Assurance Company of New York as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999.

      2.    The reference to our firm under the heading "Experts."

November 7, 2000


/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP
Washington, DC
November 8, 2000